UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 1, 2011

Federal Home Loan Bank of New York
__________________________________________
(Exact name of registrant as specified in its charter)

Federally Chartered Corporation	000-51397	136400946
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

101 Park Avenue, Floor 5, New York, New York		10178-0599
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	212-441-6616

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

Each month the Chief Executive Officer of the Bank issues a 'Report from the President' (the "Report") to each shareholder. Such Reports may contain information that may be important to security holders. A copy of the Report to shareholders for the month of January 2011 issued on February 1, 2011 appears below.

February 1, 2011

TO: All Stockholders
(Addressed Individually)

SUBJECT: Report from the President

At the Bank

The Dow Jones industrial average rose above 12,000 on January 26 for the first time in nearly three years. The next day, a report from the Commerce Department showed that our GDP grew at a 3.2 percent rate in the fourth quarter of 2010. And earlier in the week, the Congressional Budget Office forecast that the economy would grow 3.1 percent this year. Of course, these signs of growth are tempered by the context of the overall economy, which remains in the beginning stages of recovery. And on January 28 we were reminded that far away global events can produce swift setbacks in the markets.

But there is no doubt that the economy is moving in the right direction. We have had six straight quarters of growth. At the World Economic Forum last week, it was reported that Treasury Secretary Tim Geithner expressed confidence in the country’s ability to avoid slipping back into a recession. This confidence is reflected in the marketplace. The statistics above and other indicators make it clear that the economy is on the mend. Yet we can expect a "long slog" before we have the kind of economic strength we experienced during the Reagan and Clinton years.

Our nation’s local lenders continue to play a vital role in this recovery, and the FHLBNY is proud to support our members each and every day. As we have proved over the past three years, as well as over the past eight decades, the cooperative model employed by each Home Loan Bank works. We expect GSE reform to be a major topic for the 112th Congress, and it is vital that any reform efforts not have unintended consequences that negatively affect the Federal Home Loan Bank System and our ability to support our members. When discussing GSE reform this year it is critical that policymakers distinguish between the safe, stable, and successful Home Loan Banks and the failed institutions of Fannie Mae and Freddie Mac. We know what works and what needs repair.

The FHLBNY has been, and remains, one of the stronger-performing Banks in the Federal Home Loan Bank System. Our advances enable our members to provide much-needed credit within their local communities so that hard-working Americans can own homes, grow businesses, and hold jobs. Our economy needs more of this sort of local private investment in order to return to full health. We take pride in providing a reliable source of liquidity for our members, with advances at par of $76.9 billion at year-end 2010. While advances have returned to pre-crisis levels as our customers continue to experience robust retail deposit growth, our members continue to rely on the Home Loan Bank as a stable funding source.

The FHLBNY also helps our members support their communities through our Affordable Housing Program. Just last week, we announced the second round of funding for 2010. In 2010, the FHLBNY and its members awarded a record $62.2 million in grants to fund 116 housing projects. These initiatives will generate more than 5,700 units of affordable housing and an anticipated $1 billion in development costs. Our success directly affects our ability to provide this funding – meaning that the better we perform, the more of an impact we are able to make on affordable housing initiatives across the region. We take great pride in knowing that our continued strong performance allows us to continue to contribute to creating much-needed housing opportunities across the region.

Our mission, as always, remains to advance housing opportunity and local community development by maximizing the capacity of community-based member-lenders to serve their markets. As we enter 2011 with our economy on the rise, we remain committed to providing liquidity to our members to support our nation’s climb towards recovery.

Sincerely,

Alfred A. DelliBovi
President

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This report contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "projected," "expects," "may," or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of New York

February 1, 2011	By:	/s/ Patrick A. Morgan

Name: Patrick A. Morgan
Title: Senior Vice President and Chief Financial Officer